ATTENTION ESOP PARTICIPANTS:


                         VOTE  FOR



                  FHP'S ACQUISITION OF TAKECARE


In the packet of materials previously sent to your home, you will find a blue voting instruction card (sample on reverse side of this flyer) and a preaddressed, postage paid envelope. Just complete the blue card and mail no later than June 3, 1994.

SAMPLE VOTING INSTRUCTION CARD (One side)
______________________________________________________________________________

/X/     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


(1) To approve and adopt the Agreement and Plan of Merger, dated as of March 3, 1994 as amended, among FHP, FHP Sub, Inc., a wholly-owned subsidiary of FHP, and TakeCare, Inc., and the transactions contemplated thereby.

        FOR /  /            AGAINST /  /           ABSTAIN /  /


(2) To amend FHP's Restated Certificate of Incorporation to increase the authorized number of shares of common stock of FHP from 70,000,000 to 100,000,000 and the authorized number of shares of preferred stock of FHP from 5,000,000 to 40,000,000.

        FOR /  /            AGAINST /  /           ABSTAIN /  /


     THE SHARES WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THE SHARES WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. TO THE EXTENT PERMITTED BY LAW, THE UNDERSIGNED CONFERS UPON THE TRUSTEE OR ITS DESIGNEE DISCRETION TO ACT UPON ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

     The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting of Stockholders dated May 6, 1994; (ii) the Joint Proxy
Statement/Prospectus dated May 6, 1994; and (iii) the Notice to Participants in the FHP International Corporation Employee Stock Ownership Plan dated
May 6, 1994.


SIGNATURE(S)______(SAMPLE ONLY - DO NOT SIGN)__________DATE___________
[  ] ALLOCATED SHARES ONLY
______________________________________________________________________________


If you have any questions or need further assistance in voting your shares, please call our proxy solicitor.

                    Georgeson & Company, Inc.
                   1-800-223-2064 (toll free)